EXECUTION COPY

K2

PURCHASE AND SALE AGREEMENT

by and between

PATTERN CANADA FINANCE COMPANY ULC,

Purchaser

and

PATTERN ENERGY GROUP LP,

Seller

Dated as of

April 4, 2015

Direct or Indirect Interests

in

K2 Wind Ontario Limited Partnership

and

K2 Wind Ontario Inc.

i

TABLE OF CONTENTS

(continued)

ii

LIST OF APPENDICES

Appendix A-1	General Definitions

Appendix A-2	Rules of Construction

Appendix B	Transaction Terms and Conditions

Appendix C	Acquired Interests; Ownership Structure; and Wind Project Information

Appendix D	Documents and Key Counterparties

LIST OF SCHEDULES

Schedule 2.5	Seller Consents and Approvals

Schedule 2.12	Matters Relating to the Acquired Interests, the Project Company and the Wind Project

Schedule 3.5	Purchaser Consents and Approvals

Schedule 4.1(a)	Seller’s Pre-Closing Covenants

Schedule 4.2(d)	Tax Allocation

Schedule 6.4(b)	Control of Defense of Third Party Claims

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 4, 2015, is made by and between Pattern Canada Finance Company ULC, a Nova Scotia unlimited liability company (“Purchaser”), and Pattern Energy Group LP, a Delaware limited partnership (“Seller”). Capitalized terms used in this Agreement shall have the respective meanings specified in Appendix A-1 attached hereto.

RECITALS

WHEREAS, Seller owns, directly or indirectly through one or more Seller Affiliates (each such Seller Affiliate, a “Subsidiary Transferor”), some or all of the membership or partnership interest, shares, voting securities, or other equity interests, as applicable, in the project company which owns the wind project (herein referred to as the “Project Company”, as described on Part I of Appendix C attached hereto; and the “Wind Project”, as described on Part II of Appendix C); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Interests defined and described in Part I of Appendix C attached hereto (herein referred to as the “Acquired Interests”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual terms, conditions and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE ACQUIRED INTERESTS

1.1 Agreement to Sell and Purchase. Subject to the satisfaction or waiver (by the party for whose benefit such condition exists) of the conditions set forth in Article 5 and the other terms and conditions of this Agreement, at the Closing (a) Seller shall sell, assign, transfer and convey (or, if applicable, cause the Subsidiary Transferors to sell, assign, transfer and convey) the Acquired Interests to Purchaser, and (b) Purchaser shall purchase the Acquired Interests from Seller (or, if applicable, the Subsidiary Transferors), for the Purchase Price.

1.2 Signing Date Deliverables. On the date of this Agreement, each of Seller and Purchaser shall deliver to the other party the deliverables set forth in Part II of Appendix B.

1.3 Purchase Price. The purchase price payable by the Purchaser to Seller (or, if applicable, the Subsidiary Transferor) for the Acquired Interests at Closing shall be the Purchase Price set forth in Part I of Appendix B as determined, if applicable, by the Method of Calculation (if any) set forth in Part I of Appendix B. The Purchase Price shall be subject to adjustment by the Purchase Price Adjustment (if any) set forth in Part I of Appendix B. All payments of the Purchase Price and any Purchase Price Adjustment shall be paid by wire transfer of same day funds in the applicable Currency to the applicable accounts set forth in Part I of Appendix B.

1.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date and at the location specified in Part III of Appendix B or such other time and place as the parties hereto shall mutually agree (including Closing by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable), and will be effective as of 12:01 a.m. Eastern Time on the day the Closing occurs.

1.5 Conduct of Closing.

(a) At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i)	The original certificates representing the Acquired Interests duly endorsed for transfer by Seller (or, if applicable, the Subsidiary Transferors) to Purchaser or with appropriate powers with respect thereto duly endorsed by Seller (or, if applicable, such Subsidiary Transferors); provided, that if the Acquired Interests are not in certificated form, Seller shall deliver to Purchaser a duly executed assignment agreement or other instrument conveying such Acquired Interests to Purchaser in form and substance reasonably acceptable to Purchaser;

(ii)	Any other documents and certificates contemplated by Article 4 and Article 5 hereof to be delivered by or on behalf of Seller, including the certificate referred to in Section 5.2(e); and

(iii)	Any other Closing deliverables set forth in Appendix B-1.

(b) At or prior to the Closing, Purchaser shall deliver to Seller:

(i)	The documents and certificates contemplated by Article 4 and Article 5 hereof to be delivered by or on behalf of Purchaser, including the certificate referred to in Section 5.3(d); and

(ii)	Any other Closing deliverables set forth in Appendix B-2.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, Seller hereby represents and warrants to Purchaser as set forth in this Article 2 as of (a) the date hereof and (b) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 2 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.

2.1 Organization and Status. Each of Seller and each Subsidiary Transferor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement or Part I of Appendix C, as applicable, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Seller has made available to Purchaser complete and correct copies of the Organization Documents for Seller and each Subsidiary Transferor.

2.2 Power; Authority; Enforceability. Each of Seller and each Subsidiary Transferor has the legal capacity and power to enter into, deliver and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the legal valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

2.3 No Violation. The execution, delivery and performance by Seller of its obligations under this Agreement, and the performance by each Subsidiary Transferor of this Agreement, in each case including without limitation the sale of the Acquired Interests to the Purchaser, do not, and will not, (a) violate any Governmental Rule to which Seller or any Subsidiary Transferor is subject or the Organization Documents of Seller or any Subsidiary Transferor, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller or any Subsidiary Transferor is a party or by which Seller or any Subsidiary Transferor is bound or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Material Contract, except, in the case of this clause (c), as would not reasonably be expected to be material in the context of the Wind Project or otherwise prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.4 No Litigation. None of Seller or its Affiliates (other than the Project Company and its Subsidiaries, which, for the avoidance of doubt, are provided for in Section 2.12) is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation (other than for such matters as relate to the Project Company or its Subsidiaries or the Wind Project, which, for the avoidance of doubt, are provided for in Section 2.12) against Seller or its Affiliates which would reasonably be expected to be material to the Project Company and the Wind Project or the ownership of the Acquired Interests or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

2.5 Consents and Approvals. Except as set forth in Schedule 2.5, no consent, approval, order or Authorization of or registration, declaration or filing with or exemption by (collectively, the “Consents”) any Governmental Authority or any other Person, is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller or any Subsidiary Transferor of the transaction contemplated hereby, except for any consents which if not obtained would not reasonably be expected to be material in the context of the Wind Project or to otherwise prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.6 Acquired Interests. Seller owns, directly or indirectly through one or more Seller Affiliates as identified in Part I of Appendix C, of record and beneficially one hundred percent (100%) of the Acquired Interests. Part I of Appendix C sets forth the equity capitalization of the Project Company. All of the interests described in Part I of Appendix C have been duly authorized, validly issued and are fully-paid and non-assessable and, except as set forth on Part I of Appendix C, there are no outstanding (i) equity interests or voting securities of the Project Company, (ii) securities of the Project Company convertible into or exchangeable for any equity interests or voting securities of the Project Company or (iii) options or other rights to acquire from the Project Company, or other obligation of the Project Company to issue, any equity interests or voting securities or securities convertible into or exchangeable for equity interests or voting securities of the Project Company, or any obligations of the Project Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the foregoing. The Seller (or, if applicable, the Subsidiary Transferors) has good and valid title to, and has, or will have, full power and authority to convey, the Acquired Interests, as of the Closing Date. The Acquired Interests have been, or will be, validly issued, and are, or will be, fully paid and non-assessable. On the Closing Date, Seller (or, if applicable, the Subsidiary Transferors) will convey to Purchaser good and valid title to the Acquired Interests free and clear of all Liens other than Permitted Liens.

2.7 Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against, Seller or any Subsidiary Transferor. None of Seller or any Subsidiary Transferor (a) has had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or its assets, and to the Knowledge of Seller, no application therefor is pending or threatened, (b) is insolvent or presumed to be insolvent under any law or is unable to pay its debts as and when they fall due, (c) has made a general assignment for the benefit of its creditors, or (d) has taken any action to approve any of the foregoing.

2.8 Compliance with Law. To the Knowledge of Seller, there has been no actual violation by Seller or any Subsidiary Transferor of or failure of Seller or any Subsidiary Transferor to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to be material and relates to the Wind Project or would otherwise reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.9 Taxes.

(a) The Project Company has been, since its formation, a partnership or a disregarded entity for U.S. federal income tax purposes.

(b) Each of Pattern K2 GP Holdings Inc. (“GP1”) and K2 Wind Ontario Inc. (“GP2”), any Subsidiary Transferor and, to the Knowledge of Seller, Samsung Renewable Energy Inc., SRE Wind GP Holdings Inc. and Capital Power Operations Services Inc., is, and has been at all times, a resident of Canada for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”).

(c) Each of GP1, GP2 and the Project Company has filed all federal, provincial and local Tax Returns that it is required to file, has paid or has caused to be paid all Taxes it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such Taxes) and, to the extent such Taxes are not due, has established or caused to be established reserves that are adequate for the payment thereof as required by GAAP.

(d) Each of GP1, GP2 and the Project Company has withheld from each payment made to any Person, including a Person who is or is deemed to be a non-resident of Canada, all amounts required by applicable law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authorities.

(e) Each of GP1, GP2 and the Project Company has charged, collected and remitted on a timely basis all Taxes as required under applicable laws on any sale, supply or delivery whatsoever, made by it.

(f) Each of GP1, GP2 and the Project Company has maintained and continues to maintain at its place of business in Canada all records and books of account required to be maintained under the Canadian Tax Act, the Excise Tax Act (Canada) and any comparable law of any province in Canada, including laws relating to sales and use Taxes.

(g) No reassessments of the Taxes of GP1, GP2 or the Project Company have been issued and are outstanding. None of the Seller, the Subsidiary Transferor, GP1, GP2 or the Project Company has received any indication from any Governmental Authority that an assessment or reassessment of GP1, GP2 or the Project Company is proposed in respect of any Taxes, regardless of its merits. None of GP1, GP2 or the Project Company has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(h) The terms and conditions made or imposed in respect of every transaction (or series of transactions) between GP1, GP2 or the Project Company and any Person that is (i) a non-resident of Canada for purposes of the Canadian Tax Act, and (ii) not dealing at arm’s length with it for purposes of the Canadian Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Canadian Tax Act.

2.10 Unregistered Securities. It is not necessary in connection with the sale of the Acquired Interests, under the circumstances contemplated by this Agreement, to register such Acquired Interests under the Securities Act of 1933 (the “Securities Act”) or under any other applicable securities laws.

2.11 Broker’s Fees. None of Seller or any Subsidiary Transferor has any liability or obligation for any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.12 Matters Relating to the Acquired Interests, the Project Company and the Wind Project. A true, complete and correct list of all Material Contracts as of the date hereof is set forth on Parts I, III and IV of Appendix D. To the Knowledge of Seller, all representations and warranties set forth in Schedule 2.12 (disregarding all qualifications set forth therein as to materiality, material adverse effect or other similar qualifications) are true and correct at and as of the date hereof and the Closing Date as if made at and as of such dates (other than any representations or warranties that are made as of a specific date, which shall be true and correct as of such date), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Impact.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, Purchaser hereby represents and warrants to Seller as set forth in this Article 3 as of (A) the date hereof and (B) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 3 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.

3.1 Organization and Status. Purchaser (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Purchaser has made available to Seller complete and correct copies of the Organization Documents for Purchaser.

3.2 Power; Authority; Enforceability. Purchaser has the legal capacity and power to enter into and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

3.3 No Violation. The execution, delivery and performance by Purchaser of its obligations under this Agreement, including without limitation the purchase of the Acquired Interests from Seller or the Subsidiary Transferors, do not, and will not, (a) violate any Governmental Rule to which Purchaser is subject or the Organization Documents of Purchaser, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which Purchaser is bound.

3.4 No Litigation. Purchaser is not a party to or has not received written notice of any pending or, to the Knowledge of Purchaser, threatened litigation, action, suit, proceeding or governmental investigation against Purchaser, which, in either case, would reasonably be expected to result in a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

3.5 Consents and Approvals. Except as set forth in Schedule 3.5, no Consent of any Governmental Authority or any other Person, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser, or the consummation by Purchaser of the transaction contemplated hereby, except for any consents which if not obtained would not reasonably be expected to result in a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

3.6 Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser. Purchaser (a) has not had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or assets, and to the Knowledge of Purchaser, no application therefor is pending or threatened, (b) is not insolvent or presumed to be insolvent under any law and is able to pay its debts as and when they fall due, (c) has not made a general assignment for the benefit of its creditors, and (d) has not taken any action to approve any of the foregoing.

3.7 Compliance with Law. To the Knowledge of Purchaser, there has been no actual violation by Purchaser of or failure of Purchaser to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

3.8 No Reliance. Purchaser has had the opportunity to inspect all of the information made available by Seller and to ask questions of and receive answers from Seller with respect to the Acquired Interests, the Project Company, the Seller Affiliates (if any) and the Wind Project. Purchaser acknowledges and warrants to Seller as of the date hereof and the Closing Date (as applicable) that, in accepting the transfer of the Acquired Interests, except for the representations and warranties expressly provided herein, it has (a) relied on its own investigations and assessments including its own inquiries into the Acquired Interests, the Project Company, the Seller Affiliates (if any) and the Wind Project; and (b) not relied on any other representations or warranties (written or oral) of Seller or its Affiliates.

3.9 Investment Intent. Purchaser is acquiring the Acquired Interests for its own account, for investment and with no view to the distribution thereof in violation of the Securities Act or the securities laws of any state of the United States or any other jurisdiction.

3.10 Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of the Securities Act, and is able to bear the economic risk of losing its entire investment in the Acquired Interests, and is an “accredited investor” for the purposes of the Securities Act (Ontario).

3.11 Broker’s Fee. Purchaser has no liability or obligation for any fees or commissions payable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS; OTHER OBLIGATIONS

4.1 Covenants Between Signing and Closing. If the Closing Date is not the date of this Agreement, the provisions of this Section 4.1 shall apply during the period from the date hereof to the Closing Date:

(a) Project Specific Pre-Closing Covenants of Seller. Unless consented or otherwise agreed to by Purchaser (such consent not to be unreasonably withheld or delayed) and except as required by Governmental Rule, Seller agrees to comply with the provisions, if any, of Schedule 4.1(a).

(b) Access, Information and Documents. Seller will give to Purchaser and to Purchaser’s counsel, accountants and other representatives reasonable access during normal business hours to all material Books and Records and the Wind Project (subject to all applicable safety and insurance requirements and any limitations on Seller’s rights to, or right to provide others with, access) and will furnish to Purchaser all such documents and copies of documents and all information, including operational reports, with respect to the affairs of the Project Company, the Seller Affiliates, and the Wind Project as Purchaser may reasonably request subject to any confidentially obligations imposed on Seller by any unaffiliated counterparties to such contracts and agreements. Purchaser agrees to comply with any confidentiality obligations which would be applicable to it under any such contracts, documents or agreements received from Seller hereunder.

(c) Updating of Disclosure Schedules. Seller shall notify Purchaser in writing of any material changes, additions, or events occurring after the date of this Agreement which require a representation and warranty of Seller (other than any representations or warranties in Sections 2.6 and 2.11) to be supplemented with a new Schedule or cause any material change in or addition to a Schedule promptly after Seller becomes aware of the same by delivery of such new Schedule or appropriate updates to any such Schedule (each, an “Updated Disclosure

Schedule”) to Purchaser. Each Updated Disclosure Schedule shall (i) expressly state that it is being made pursuant to this Section 4.1(c), (ii) specify the representations and warranties to which it applies and (iii) describe in reasonable detail the changes, additions or events to which it relates. No Updated Disclosure Schedule delivered pursuant to this Section 4.1(c) shall be deemed to cure any breach of any representation or warranty unless Purchaser specifically agrees thereto in writing or, as provided in and subject to Article 5, consummates the Closing under this Agreement after receipt of such written notification, nor shall any such Updated Disclosure Schedule be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless Purchaser specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification.

(d) Further Assurances. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable.

4.2 Other Covenants

(a) Costs, Expenses. Except as may be specified elsewhere in this Agreement, Purchaser shall pay all costs and expenses, including legal fees and the fees of any broker, environmental consultant, insurance consultant, independent engineer, and title company retained by Purchaser for Purchaser’s due diligence and the negotiation, performance of and compliance with this Agreement by Purchaser. Seller shall pay all costs and expenses (including in connection with any reports, studies or other documents listed in Part II of Appendix D, unless specifically noted in Part II of Appendix D), including legal fees and the fees of any broker of Seller or its Affiliates, relating to or resulting from the negotiation, performance of and compliance with this Agreement by Seller.

(b) Public Announcement; Confidentiality. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except to the extent required by law (including any disclosure which, in the reasonable judgment of the disclosing party, is necessary or appropriate to comply with Governmental Rules and standards governing disclosures to investors) or in accordance with the rules, regulations and orders of any stock exchange. Seller shall not, and shall cause its Affiliates and directors, officers, employees, agents, consultants advisors and partners not to, disclose any confidential information in or relating to this Agreement other than (i) to its Affiliates and its and their directors, officers, employees, agents, consultants, advisors and partners, provided in each case that such recipient is bound by reasonable confidentiality obligations, (ii) as required by applicable law or regulation or (iii) with the prior consent of Purchaser. Seller shall not use, and shall not enable any third party to use, any confidential information in or relating to this Agreement that constitutes material non-public information regarding Purchaser in a manner that is prohibited by the U.S. securities laws.

(c) Other Obligations of Seller and Purchaser. The parties mutually covenant as follows:

(i)	to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

(ii)	to use all reasonable efforts in good faith to obtain promptly the satisfaction of the conditions to Closing of the transactions contemplated herein, including obtaining all required consents and approvals;

(iii)	to furnish to the other party and to the other party’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions; and

(iv)	to advise the other party promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

(d) Allocation of Purchase Price.

(i)	The Purchase Price shall be allocated between the Acquired Interests based on the percentages set forth on Schedule 4.2(d).

(ii)	For the portion of the Purchase Price that is allocated to the interest in the Project Company pursuant to Section 4.2(d)(i), Purchaser shall deliver to Seller, within 60 days of the Closing, a statement (the “U.S. Allocation Statement”) allocating such portion (plus any applicable liabilities) among the Project Company’s assets in a manner consistent with sections 755 and 1060 of the Code. The U.S. Allocation Statement shall be considered final and binding on Purchaser and Seller, unless Seller determines in good faith that the U.S. Allocation Statement is unreasonable and provides Purchaser with notice of such determination within fifteen days of the delivery of the U.S. Allocation Statement, in which case Seller and Purchaser shall negotiate in good faith to resolve their differences. If any differences cannot be resolved within fifteen days of such notice, Purchaser and Seller shall jointly retain an accounting firm that is nationally recognized in the United States (the “Accounting Referee”) to determine whether the U.S. Allocation Statement is reasonable and, if not, to make only those adjustments as are required to cause the U.S. Allocation Statement to reflect a reasonable allocation of the relevant portion of the Purchase Price under sections 755 and 1060 of the Code.

(iii)	Each of Seller and Purchaser agrees to (x) be bound by the U.S. Allocation Statement and (y) act, and cause its Affiliates to act, in accordance with the U.S. Allocation Statement in the preparation, filing and audit of any U.S. federal income Tax Return (including filing Form 8594 with any U.S. federal income Tax Return that it may be required to file for the taxable year that includes the date of the Closing).

(iv)	If an adjustment is made with respect to the Purchase Price pursuant to Section 1.3 or otherwise, the U.S. Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Seller and Purchaser. In the event that an agreement is not reached within 20 days after the proposal by Purchaser of an adjustment to the U.S. Allocation Statement pursuant to this Section 4.2(d)(iv), any disputed items shall be resolved in the manner, and based on the standard, described in Section 4.2(d)(ii). Seller and Purchaser agree to file, and to cause their respective Affiliates to file, any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the U.S. Allocation Statement as adjusted in the manner described in this Section 4.2(d)(iv).

(v)	Seller, Purchaser and their respective Affiliates shall use the Canadian dollar equivalent on the Closing Date of the portion of the Purchase Price so allocated to each Acquired Interest for all Canadian income Tax purposes and shall not file any Canadian income Tax Returns inconsistent therewith.

ARTICLE 5

CONDITIONS TO CLOSING; TERMINATION

5.1 Conditions Precedent to Each Party’s Obligations to Close. The obligations of the parties to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by both parties in their sole discretion):

(a) No Violations. The consummation of the transactions contemplated hereby shall not violate any applicable Governmental Rule.

(b) No Adverse Proceeding. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

(c) No Termination. This Agreement shall not have been terminated pursuant to Section 5.4.

(d) Other Conditions Precedent to Closing to Each Party’s Obligations. The conditions precedent, if any, set forth on Appendix B-3 shall have been satisfied.

5.2 Conditions Precedent to Obligations of Purchaser to Close. The obligations of Purchaser to proceed with the Closing under this Agreement with respect to the purchase of the Acquired Interests are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Purchaser in Purchaser’s sole discretion):

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article 2 shall be true and correct at and as of the Closing Date as if made at and as of such date (other than any representations or warranties that are made as of a specific date, which shall be true and correct as of such date), except to the extent that (i) Seller has delivered to Purchaser any Updated Disclosure Schedules and (ii) Purchaser has specifically agreed in writing that such Updated Disclosure Schedules shall be deemed to cure a breach of any representation or warranty, in each case of clauses (i) and (ii) in accordance with Section 4.1(c).

(b) Performance and Compliance. Seller shall have performed, in all material respects, all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing.

(c) [Reserved].

(d) Material Contracts. Each of the Material Contracts shall be in full force and effect and shall not have been amended, waived (in whole or in part), supplemented or otherwise modified in any manner that has a Material Impact without the prior written approval of Purchaser (which approval shall not be unreasonably withheld or delayed).

(e) Certificate of Seller. Purchaser shall have received a certificate of Seller dated the date of the Closing confirming the matters set forth in Sections 5.2(a), (b) and (d) in a form reasonably acceptable to Purchaser.

(f) Good Standing Certificate. Purchaser shall have received a good standing certificate of Seller and each Subsidiary Transferor, in each case issued by the secretary of state of the state or provincial authority of the province (as applicable) of its formation.

(g) Satisfactory Instruments. All instruments and documents reasonably required on the part of Seller to effectuate and consummate the transactions contemplated hereby shall be delivered to Purchaser and shall be in form and substance reasonably satisfactory to Purchaser.

(h) Other Conditions Precedent to Purchaser’s Obligation to Close. The conditions precedent, if any, set forth in Appendix B-4 shall have been satisfied.

5.3 Conditions Precedent to the Obligations of Seller to Close. The obligations of Seller to proceed with the Closing hereunder with respect to Seller’s sale of the Acquired Interests are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller in its sole discretion):

(a) Purchase Price. Purchaser shall have transferred in immediately available funds the Purchase Price pursuant to, in accordance with and into the account or accounts designated in, Part I of Appendix B.

(b) Representations and Warranties. The representations and warranties set forth in Article 3 shall be true and correct at and as of the Closing Date as if made at and as of such date (other than any representations or warranties that are made as of a specific date, which shall be true and correct as of such date).

(c) Performance and Compliance. Purchaser shall have performed all of the covenants and complied, in all material respects, with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing.

(d) Certificate of Purchaser. Seller shall have received a certificate of Purchaser dated the date of the Closing confirming the matters set forth in Sections 5.3(b) and (c) in a form reasonably acceptable to Seller.

(e) Satisfactory Instruments. All instruments and documents required on the part of Purchaser to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance reasonably satisfactory to Seller.

(f) Other Conditions Precedent to Seller’s Obligation to Close. The conditions precedent, if any, set forth in Appendix B-5 shall have been satisfied.

5.4 Termination. If the Closing Date is not the date of this Agreement, the following termination provisions shall be applicable:

(a) By the Parties. This Agreement may be terminated at any time by mutual written consent of Purchaser and Seller.

(b) By Either Party. This Agreement may be terminated at any time prior to the Closing by either Seller or Purchaser, if (i) a Government Approval required to be obtained as set forth on Part VII of Appendix B shall have been denied and all appeals of such denial have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States or Canada (as applicable), any state, provincial or any other applicable jurisdiction has issued an order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such order has become final and non-appealable, or (iii) the Closing has not occurred by the Outside Closing Date.

(c) Other Termination Rights. This Agreement may be terminated at any time prior to the Closing by the applicable party if and to the extent permitted in Part V of Appendix B.

(d) Termination Procedure. In the event of termination of this Agreement by either or both parties pursuant to this Section 5.4, written notice thereof will forthwith be given by the terminating party to the other party and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either party. If this Agreement is terminated as permitted by this Section 5.4, such termination shall be without liability of either party (or any stockholder, shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that (i) the foregoing will not relieve any party for any liability for willful and intentional material breaches of its obligations hereunder occurring prior to such termination and (ii) except as specifically set forth herein, nothing in this Agreement shall derogate from the provisions of the Purchase Rights Agreement, which agreement shall remain in full force and effect after termination of this Agreement.

ARTICLE 6

REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1 Indemnification.

(a) By Seller. Subject to the limitations set forth in this Article 6 and Section 7.14, from and after the Closing Seller agrees to indemnify and hold harmless Purchaser and Purchaser’s Affiliates together with their respective directors, officers, managers, employees and agents (each a “Purchaser Indemnified Party”) from and against any and all Losses that any Purchaser Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	Any breach by Seller of any representation or warranty made by it in Article 2 (subject to any Updated Disclosure Schedules delivered pursuant to Section 4.1(c) that are deemed to cure a breach of any representation or warranty in accordance with the last sentence of Section 4.1(c)) or any breach or violation of any covenant, agreement or obligation of Seller contained herein; and

(ii)	As set forth in Part VI of Appendix B.

(b) By Purchaser. Subject to the limitations set forth in this Article 6 and Section 7.14, from and after the Closing Purchaser agrees to indemnify and hold harmless Seller and Seller’s Affiliates together with their respective directors, officers, managers, employees and agents (each a “Seller Indemnified Party”) from and against any and all Losses that any Seller Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	Any breach by Purchaser of any representation or warranty made by it in Article 3 or any breach or violation of any covenant, agreement or obligation of Purchaser contained herein; and

(ii)	As set forth in Part VI of Appendix B.

6.2 Limitations on Seller’s or Purchaser’s Indemnification.

(a) Minimum Limit on Claims. A party required to provide indemnification under this Article 6 (an “Indemnifying Party”) shall not be liable under this Article 6 to an

Indemnified Party for any Claim for breach of any representation or warranty unless and until the aggregate amount of all Claims for which it would, in the absence of this provision, be liable exceeds the Basket Amount, and in such event the Indemnified Party will be liable for the amount of all Claims, including the Basket Amount; provided that the foregoing limitation shall not apply in the case of actual fraud by the Indemnifying Party.

(b) Maximum Limit on Claims.

(i)	Limitation on Seller’s Liability. Seller’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Seller’s Maximum Liability set forth in Part VI of Appendix B; provided that the Seller’s Maximum Liability will not apply to any Claim based on (A) actual fraud or (B) any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.9, and 2.11.

(ii)	Limitation on Purchaser’s Liability. Purchaser’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Purchaser’s Maximum Liability set forth in Part VI of Appendix B; provided that the Purchaser’s Maximum Liability will not apply to any Claim based on (A) actual fraud or (B) any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.11.

(c) Time Limit for Claims. No Indemnified Party may make a Claim for indemnification under Section 6.1 in respect of any Claim unless notice in writing of the Claim, incorporating a statement setting out in reasonable detail the grounds on which the Claim is based, has been given by the Indemnified Party prior to the expiration of the applicable Survival Period as set forth in Part VI of Appendix B.

6.3 Reimbursements; Refunds.

(a) Right of Reimbursement. The amount of Losses payable under Section 6.1 by an Indemnifying Party shall be net of (i) any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person responsible therefor, and (ii) any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Losses. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party and such amounts would result in a duplicative recovery, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) Other Refund Obligations. In addition to the obligations set forth in Section 6.3(a), the applicable Indemnified Party shall be obligated to reimburse or refund to the Indemnifying Party for payments made by it to such Indemnified Party under this Article 6 as set forth in Part VI of Appendix B.

6.4 Right to Control Proceedings for Third Party Claims.

(a) If a third party shall notify any party with respect to any matter that may give rise to a Claim (a “Third Party Claim”), the Indemnified Party must give notice to the Indemnifying Party of the Third Party Claim (a “Third Party Claim Notice”) within twenty (20) Business Days after it becomes aware of the existence of the Third Party Claim and that it may constitute a Third Party Claim. The Indemnified Party’s failure to give a Third Party Claim Notice in compliance with this Section 6.4(a) of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to the Indemnified Party unless, and solely to the extent that, the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume control of the defense of any Third Party Claim with the Indemnifying Party’s own counsel, in each case at the Indemnifying Party’s own cost and expense (provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge its indemnity obligations under this Article 6), and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with separate counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if such Third Party Claim would reasonably be expected to be materially detrimental to the business, reputation or future prospects of any Indemnified Party or (iii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party (i) fails to promptly notify the Indemnified Party in writing of its election to defend or fails to acknowledge its indemnity obligations under this Article 6 as provided in this Agreement, (ii) elects not to defend (or compromise at its sole cost and expense) such Third Party Claim, (iii) has elected to defend such Third Party Claim but fails to promptly and diligently pursue the defense such Third Party Claim, (iv) otherwise breaches any of its obligations under this Article 6 or (v) as set forth on Schedule 6.4(b) hereto, or if the Third Party Claim is reasonably expected by the Indemnified Party to result in a payment obligation on the Indemnified Party in an amount that exceeds the maximum indemnification then available to the Indemnified Party pursuant to this Article 6, then the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and the Indemnified Party may (by written notice to the Indemnifying Party) assume control of such defense (in which case the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified Party) and/or compromise such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(c) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.4(c). If a firm offer is made to settle a Third Party Claim that (i) does not (A) result in any liability or create any financial or other obligation on the part of the Indemnified Party and (B) result in the loss of any right or benefit on the part of any Indemnified Party, (ii) does not impose injunctive or other equitable relief against any Indemnified Party, and (iii) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such firm offer, then the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer within such twenty (20) day period and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(b), it may settle the Third Party Claim; provided that if the settlement is made without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall have no indemnity obligation pursuant to this Article 6 with respect to such Third Party Claim.

6.5 Mitigation; Treatment of Indemnification.

(a) The Indemnified Party shall use commercially reasonable efforts to mitigate all Losses relating to a Claim for which indemnification is sought under this Article 6.

(b) All indemnification payments under this Article 6 shall be deemed adjustments to the Purchase Price.

6.6 Exclusive Remedy. Each of Seller and Purchaser acknowledges and agrees that, should the Closing occur, and excluding liability for actual fraud, the foregoing indemnification provisions of this Article 6 and the provisions of Section 7.15 shall be the sole and exclusive remedy of Seller and Purchaser with respect to any misrepresentation, breach of warranty, covenant or other agreement (other than any Purchase Price Adjustment set forth in Part I of Appendix B) or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, effective as of the Closing each of Purchaser and Seller covenants to the other party that in respect of any matters under or contemplated in this Agreement, it will not make any Claim whatsoever against any Affiliate of the other party or the directors, officers, managers, shareholders, member, controlling persons, employees and agents of any of the foregoing, in each case in their capacities as such, and its rights in respect of any such Claim for breach of any provision of this Agreement are limited solely to such rights as it may have against Seller or Purchaser, as the case may be, under this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Entire Agreement. This Agreement and the Schedules and Appendices hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, undertakings, representations and warranties between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

7.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission and electronic mail (“email”) transmission and shall be deemed to have been duly given if personally delivered, telefaxed (with confirmation of transmission), e-mailed (so long as confirmation of receipt is requested and received) or, if mailed, when mailed by United States first-class or Canadian Lettermail or Letter-post (as the case may be), certified or registered mail, postage prepaid, or by any international or national overnight delivery service, to the other party at the addresses as set forth in Part VII of Appendix B (or at such other address as shall be given in writing by any party to the other). All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

7.3 Successors and Assigns.

(a) Neither party shall assign this Agreement or any of its rights or obligations herein without the prior written consent of the other party, in its sole discretion except as provided herein and except that either party may assign this Agreement or any of its rights or obligations herein to an Affiliate of such party. Subject to the foregoing, this Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Notwithstanding Section 7.3(a), each of Seller and Purchaser may assign this Agreement without the consent of the other party as specified in Part VII of Appendix B.

7.4 Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (hereafter, a “Dispute”) shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under the AAA Commercial Arbitration Rules , including the Procedures for Large,

Complex Commercial Disputes (the “Rules”) then in force to the extent such Rules are not inconsistent with the provisions of this Agreement. The party commencing arbitration shall deliver to the other party a written notice of intent to arbitrate (a “Demand”) in accordance with Rule R-4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq.

(i)	Selection of Arbitrators. Disputes shall be resolved by a panel of three independent and impartial arbitrators, (the “Arbitrators”). The party initiating the arbitration shall appoint an arbitrator in its Demand; the responding party shall appoint an arbitrator in its answering statement, which is due thirty (30) days after receipt of the Demand. If any party fails or refuses to timely nominate an arbitrator within the time permitted, such arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel. Within thirty (30) days of the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. If the two party-appointed arbitrators fail or refuse to appoint the third arbitrator within such thirty (30)-day period, the third arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel in accordance with Rule R-12. The Arbitrators, acting by majority vote, shall resolve all Disputes.

(ii)	To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the parties.

(iii)	Place of Arbitration. The place of arbitration shall be New York, New York. Any action in connection therewith shall be brought in the United States District Court for the Southern District of New York or, if that court does not have jurisdiction, any New York state court in New York County. Each party consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Part VII of Appendix B.

(iv)	Conduct of the Arbitration. The arbitration shall be conducted in accordance with the Rules and in a manner that effectuates the parties’ intent that Disputes be resolved expeditiously and with minimal expense. The Arbitrators shall endeavor to commence the arbitration hearing within one hundred and eighty (180) days of the third arbitrator’s appointment.

(v)	Interim Relief. Either party may apply to the Arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the Arbitrators’ determination of the merits of the controversy).

(vi)	Discovery. The Arbitrators, upon a showing of good cause, may require and facilitate such limited discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties, the burden on the parties, and the desirability of making discovery limited, expeditious, and cost-effective. The Arbitrators shall issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(vii)	Arbitration Award. The Arbitrators shall endeavor to issue a reasoned, written award within thirty (30) days of the conclusion of the arbitration hearing. The Arbitrators shall have the authority to assess some or all of the costs and expenses of the arbitration proceeding (including the Arbitrators’ fees and expenses) against any party. The Arbitrators shall also have the authority to award attorneys’ fees and expenses to the prevailing party. In assessing the costs and expenses of the arbitration and/or awarding attorneys’ fee and expenses, the Arbitrators shall consider the relative extent to which either party has prevailed on the disputed issues and the relative importance of those issues. The limitations of Section 7.14 shall apply to any award by the Arbitrators.

7.5 Headings; Construction; and Interpretation. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. Except as otherwise expressly provided, the rules of construction set forth in Appendix A-2 shall apply to this Agreement. The parties agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

7.6 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

7.7 Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

7.8 No Other Beneficiaries. This Agreement is being made and entered into solely for the benefit of Purchaser and Seller, and neither Purchaser nor Seller intends hereby to create any rights in favor of any other Person as a third party beneficiary of this Agreement or otherwise.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction specified in Part VII of Appendix B.

7.10 Schedules. References to a Schedule shall include any disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule to the extent that the relevance of such matter is reasonably apparent on the face thereof. The fact that any item of information is contained in a disclosure schedule shall not be construed as an admission of liability under any Governmental Rule, or to mean that such information is material. Such information shall not be used as the basis for interpreting the term “material”, “materially,” “Material Impact,” or any similar qualification in this Agreement.

7.11 Limitation of Representation and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 2, SELLER HAS NOT MADE AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, OF ANY KIND OR NATURE, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED INTERESTS, SELLER OR SELLER AFFILIATES, THE PROJECT COMPANY, THE WIND PROJECT OR THE SUBJECT MATTER OF THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 2, THE ACQUIRED INTERESTS ARE BEING CONVEYED “AS IS” IN ALL RESPECTS, AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF FITNESS, MERCHANTABILITY OR SUITABILITY FOR A PARTICULAR PURPOSE. Purchaser acknowledges that except as expressly provided in Article 2 of this Agreement, Seller has not made, and Seller hereby expressly disclaims and negates, and Purchaser hereby expressly waives, any other representation or warranty, express, implied, at common law, by statute or otherwise relating to the Acquired Interests, Seller or Seller Affiliates, the Project Company, the Wind Project or this Agreement.

7.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. A facsimile or electronically imaged version of this Agreement may be executed by one or more parties hereto and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or “PDF” electronic mail pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

7.13 Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.14 Limit on Damages. Each party hereto acknowledges and agrees that neither party shall be liable to the other party for any punitive damages (except to the extent paid to a third party in respect of a Third Party Claim) or damages that were not reasonably foreseeable.

7.15 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts and other bodies specified in Section 7.4, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first above written.

PATTERN CANADA FINANCE COMPANY ULC

By:	/s/ Esben Pedersen
Its:	Vice President

[Signature Page to K2 Purchase and Sale Agreement]

PATTERN ENERGY GROUP LP

By:	/s/ Dyann Blaine
Its:	Vice President

[Signature Page to K2 Purchase and Sale Agreement]

APPENDIX A-1: GENERAL DEFINITIONS

“AAA” shall have the meaning set forth in Section 7.4(b).

“Accounting Referee” shall have the meaning set forth in Section 4.2(d).

“Acquired Interests” shall have the meaning set forth in the recitals, as more fully described in Part I of Appendix C.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 50% or more of the equity interest in the Person specified or 50% or more of any class of voting securities of the Person specified; provided that notwithstanding the foregoing (a) Purchaser and its Subsidiaries shall not be deemed to be Affiliates of Seller and (b) Seller and its Affiliates (other than Purchaser and its Subsidiaries) shall not be deemed to be Affiliates of Purchaser.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Arbitrators” shall have the meaning set forth in Section 7.4(b).

“Authorization” means any authorization, consent, approval, waiver, exception, variance, order, franchise, permit, license or exemption issued by any Governmental Authority, including filing, report, registration, notice, application, or other submission to or with any Governmental Authority.

“Basket Amount” shall have the meaning set forth in Part VI of Appendix B.

“Books and Records” means books, Tax Returns, contracts, commitments, and records of a Person.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York.

“Canadian Tax Act” shall have the meaning set forth in Section 2.9(b).

“Claim” means a claim by an Indemnified Party for indemnification pursuant to Section 6.1.

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall mean the date a Closing occurs.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Consents” shall have the meaning set forth in Section 2.5.

“Credit Agreement” shall have the meaning set forth in Part III of Appendix D.

App. A-1 - 1

“Demand” shall have the meaning set forth in Section 7.4(b).

“Dispute” shall have the meaning set forth in Section 7.4(b).

“Dollars” or “$” means the lawful currency of the United States of America or Canada, as identified in Part I of Appendix B.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period and in the immediately prior comparable period.

“GP1” shall have the meaning set forth in Section 2.9(b).

“GP2” shall have the meaning set forth in Section 2.9(b).

“Governmental Authority” means any federal or national, state, provincial, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question.

“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, injunction or writ issued by any Governmental Authority.

“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” shall have the meaning set forth in Section 6.2(c).

“Knowledge” means (a) with respect to Seller, the actual knowledge of the persons identified in Part VII of Appendix B, and (b) with respect to Purchaser, the actual knowledge of the persons identified in Part VII of Appendix B.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant, easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loss” means any and all losses (including loss of profit and loss of expected profit), claims, actions, liabilities, damages, expenses, diminution in value or deficiencies of any kind or character including all interest and other amounts payable to third parties, all liabilities on account of Taxes and all reasonable legal fees and expenses and other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

“Material Contracts” means each contract, agreement or instrument to which the Project Company or any of its Subsidiaries is a party or by which the Project Company or its

App. A-1 - 2

Subsidiaries (including, from and after the Closing, the Purchaser and its Affiliates), or any of their respective assets, is bound (or in the case of the Purchaser and its Affiliates, after the Closing will be bound) that is material in the context of the Project Company, the Wind Project or the Acquired Interests, including without limitation any (a) partnership, joint venture, or other similar agreement or arrangement; (b) contract containing covenants materially limiting the freedom of the Project Company or its Subsidiaries (or, from and after the Closing, the Purchaser and its Affiliates) from competing in any line of business or in any geographic area; (c) Loan Document (as defined in the Credit Agreement); and (d) material contract that was not entered into in the ordinary course of business consistent with past practices.

“Material Impact” means any impact, effect or result that is material and adverse to the Wind Project and the Project Company and its Subsidiaries, taken as a whole, or the ownership of the Acquired Interests.

“Method of Calculation” shall have the meaning set forth in Part I of Appendix B.

“Organization Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and by-laws, (b) any limited partnership, its certificate of limited partnership and its partnership agreement, (c) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement, or (d) documents of similar substance.

“Outside Closing Date” shall have the meaning set forth in Part III of Appendix B.

“Permitted Lien” means: (a) a charge or lien arising in favor of a Governmental Authority by operation of statute unless there is default in payment of money secured by that charge or lien; (b) any lien for Taxes not yet due or delinquent or being contested in good faith; (c) any mechanics’, workmen’s or other like lien arising in the ordinary course of business; (d) any retention of title arrangement undertaken in the ordinary course of business; (e) any lien, deposit or pledge existing on the date of the Agreement or the Closing Date with regard to the Acquired Interests, the Project Company, any Seller Affiliate or any of their assets disclosed in the disclosure schedules to this Agreement; (f) defects, easements, rights of way, restrictions, irregularities, encumbrances (other than for borrowed money) and clouds on title and statutory liens that do not (and upon enforcement thereof will not) materially impair the value or use by the Project Company of the real property rights affected or are otherwise listed in the Title Policy identified in Part II of Appendix D; (g) liens, deposits or pledges arising out of judgments or awards so long as enforcement of any such lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith and in connection with which security has been provided or are fully covered by insurance; or (h) any Additional Permitted Lien.

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, trust, business trust, estate, joint venture, unincorporated association, limited liability company, cooperative, Governmental Authority or other entity.

“Post-Closing Contingency Receipt” shall have the meaning set forth in Part I of Appendix B.

“Project Agreement” shall have the meaning set forth in Part IV of Appendix D.

App. A-1 - 3

“Project Company” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C of the Agreement.

“Purchase Price” shall have the meaning set forth in Section 1.2, and as further described in Part I of Appendix B.

“Purchase Price Adjustment” shall have the meaning set forth in Part I of Appendix B.

“Purchase Rights Agreement” means that certain Purchase Rights Agreement dated as of October 2, 2013 by and among Seller, Pattern Energy Group Inc. and, solely with respect to Article IV thereof, Pattern Energy Group Holdings LP and Pattern Energy GP LLC, as such agreement is amended, modified or supplemented in accordance with its terms.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 6.1(a).

“Purchaser’s Maximum Liability” shall have the meaning set forth in Part VI of Appendix B.

“Rules” shall have the meaning set forth in Section 7.4(b).

“Securities Act” shall have the meaning set forth in Section 2.10.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Affiliates” shall have the meaning set forth in Part I of Appendix C.

“Seller Indemnified Party” shall have the meaning set forth in Section 6.1(b).

“Seller Receipt” shall have the meaning set forth in Part I of Appendix B.

“Seller’s Maximum Liability” shall have the meaning set forth in Part VI of Appendix B.

“Shareholder Agreement” means the Unanimous Shareholder Agreement in respect of GP2, made as of December 5, 2011, among GP1, SRE Wind GP Holdings Inc., Capital Power Generation Services Inc. and GP2, as amended in accordance with its terms.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Survival Period” shall have the meaning set forth in Part VI of Appendix B.

“Tax” or “Taxes” means, collectively all federal, provincial, state and local or foreign income, estimated, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, transfer, capital stock and franchise or other taxes of any kind whatsoever (including interest, additions and penalties thereon).

App. A-1 - 4

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Term Conversion” has the meaning set forth in Appendix B.

“Term Conversion Date” has the meaning set forth in Appendix B.

“Third Party Claim” shall have the meaning set forth in Section 6.5(a).

“Third Party Claim Notice” shall have the meaning set forth in Section 6.5(a).

“U.S. Allocation Statement” shall have the meaning set forth in Section 4.2(d).

“Wind Project” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part II of Appendix C of the Agreement.

App. A-1 - 5

APPENDIX A-2: RULES OF CONSTRUCTION

1.	The singular includes the plural and the plural includes the singular.

2.	The word “or” is not exclusive.

3.	A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.	A reference to a Person includes its successors and permitted assigns.

5.	Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.	The words “include,” “includes” and “including” are not limiting and shall be deemed to mean “include, without limitation”, “includes, without limitation” or “including, without limitation”.

7.	A reference to an Article, Section, Exhibit, Schedule or Appendix is to the Article, Section, Exhibit, Schedule or Appendix of this Agreement unless otherwise indicated.

8.	Any reference to “this Agreement”, “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.	Any reference to another agreement or document shall be construed as a reference to that other agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred.

10.	References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.	This Agreement is the result of negotiations among, and has been reviewed by, Seller, Purchaser, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of the parties thereto, and no ambiguity shall be construed in favor of or against either Seller or Purchaser.

12.	The words “will” and “shall” shall be construed to have the same meaning and effect.

App. A-2 - 1

APPENDIX B: TRANSACTION TERMS AND CONDITIONS

K2 TRANSACTION

I. Purchase Price

“Purchase Price”:	$128,000,000.00

“Method of Calculation”:	None

Currency:	US Dollar, and all references to Dollar or $ or USD$ shall refer to such currency.

“Purchase Price Adjustment”:

It is the expectation of the Parties that, depending on the date of Closing and the relation of that date to the Term Conversion Date, Seller or any of its Affiliates (including the Seller Affiliates) may have received Seller Receipts before the date of Closing or Purchaser may receive Post-Closing Contingency Receipts thereafter.

At and after the Closing, the Purchase Price will be adjusted as follows:

1.      At the Closing, the Purchase Price shall be reduced (but not increased) by an amount, if any, equal to the aggregate of all Seller Receipts.

2.      If there is a Post-Closing Contingency Receipt, two Business Days after the receipt thereof, Purchaser shall pay Seller, as an adjustment to the Purchase Price, an amount equal to the Post-Closing Contingency Receipt.

Any Seller Receipt or Post-Closing Contingency Receipt, as the case may be, that is not denominated in USD$ shall, for the purpose of calculating the Purchase Price Adjustment, be converted into USD$ at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the second Business Day prior to the Closing Date (in the case of adjustment for Seller Receipts) or the payment date (in the case of adjustment for Post-Closing Contingency Receipt).

“Term Conversion” means the conversion of the construction loan for the Project (as defined in the Credit Agreement) into a term loan pursuant to the Credit Agreement.

“Term Conversion Date” means the date of the Term Conversion.

“Term Conversion Date Distribution” has the meaning assigned to such term in the Credit Agreement.

“Seller Receipt” shall mean any amount that represents proceeds of a Term Conversion Date Distribution and is directly or indirectly (other than through Purchaser or its Affiliates) distributed to Seller or any of its Affiliates (including the Seller Affiliates), excluding any portion of a Term

App. B - 1

Conversion Date Distribution that represents budgeted but unspent construction “Contingency” pursuant to Schedule 7.01(v) to the Credit Agreement.

“Post-Closing Contingency Receipt” shall mean any amount that represents proceeds of a Term Conversion Date Distribution that represents budgeted but unspent construction “Contingency” pursuant to Schedule 7.01(v) to the Credit Agreement and is directly or indirectly received by Purchaser or any of its Affiliates.

Payment Mechanics and Payee Information:

Bank Name: HSBC Bank Canada

Bank Address: 885 West Georgia St., Vancouver, B.C., V6C 3G1, Canada

Bank No.: 016

Transit No.: 10270

Swift Code: HKBCCATT

Account Name: Pattern Renewable Holdings Canada ULC

Account Type: Business Checking Account - USD

Account Number: 270-215956-070

HSBC Contact: Jeffin Raju, Commercial Banking Officer (604) 642-4424

II. Signing Date Deliverables

Seller’s Signing Date Deliverables:	Not applicable

Purchaser’s Signing Date Deliverables:	Not applicable

III. Closing

Scheduled Closing Date:	As soon as reasonably practicable after the date hereof (and subject to deferral, in Purchaser’s sole discretion), but in any event no later than five (5) Business Days after the date Term Conversion shall have occurred in accordance with the terms of the Credit Agreement.

Closing Location:	At the offices of Purchaser, Pier 1, Bay 3, San Francisco, CA 94111

Outside Closing Date:	September 30, 2015

IV. Closing Deliverables & Conditions Precedent to Closing

Additional Closing Deliverables of Seller:	In addition to the closing deliverables set forth in Section 1.5(a) of the Agreement, Seller shall deliver, or cause to be delivered, to Purchaser the additional closing deliverables set forth in Appendix B-1.

Additional Closing Deliverables of Purchaser:	In addition to the closing deliverables set forth in Section 1.5(b) of the Agreement, Purchaser shall deliver, or cause to be delivered, to Seller the additional closing deliverables set forth in Appendix B-2.

Additional Conditions Precedent to Each Party’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.1 of the Agreement, the obligation of Purchaser and Seller to Close is subject to the additional conditions precedent set forth in Appendix B-3.

App. B - 2

Additional Conditions Precedent to Purchaser’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.2 of the Agreement, the obligation of Purchaser to Close is subject to the additional conditions precedent set forth in Appendix B-4.

Additional Conditions Precedent to Seller’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.3 of the Agreement, the obligation of Seller to Close is subject to the additional conditions precedent set forth in Appendix B-5.

V. Additional Termination Rights

By Either Party:	Not applicable

By Purchaser:	Not applicable

By Seller:	Not applicable

VI. Indemnification Provisions

Additional Seller Indemnity Obligations:	Not applicable

Additional Purchaser Indemnity Obligations:	Not applicable

Survival Period:	Until the later of (i) the date that is 12 months after the Closing and (ii) the date that is 9 months after the Completion Date (as defined in the Credit Agreement), except in each case of clause (i) and (ii) for the representations and warranties in (x) Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.9 and 2.12, and Sections 3.1, 3.2, 3.3, 3.5 and 3.11 which shall survive until the expiration of the applicable statute of limitations (including extensions thereof) (the “Survival Period”).

Limitation on Liability:	“Basket Amount”:	1.00% of the Purchase Price
	“Seller’s Maximum Liability”:	11.00% of Purchase Price
	“Purchaser’s Maximum Liability”:	11.00% of the Purchase Price

Additional Refund or Reimbursement Obligations:	By Purchaser or Purchaser Indemnified Party: 1. None By Seller or Seller Indemnified Party: 1. None

App. B - 3

VII. Additional Transaction Terms

“Additional Permitted Liens”:	1. None

Required Governmental Approvals:	1. None

Persons with Knowledge:

Seller’s Persons with Knowledge: Colin Edwards, Kim Sachtleben, Amy Smolen, John Bodt, Alex Hoffer, Daniel Elkort, Frank Davis and Alfredo Marti

Purchaser’s Persons with Knowledge: Esben Pedersen, Jeremy Rosenshine, Michael Lyon, Dyann Blaine, Eric Lillybeck and Charissa Tran

Additional Assignment Rights:	Assignment Rights of Seller: None Assignment Rights of Purchaser: None

Governing Law:	New York

Notice Information:	To Seller:	c/o Pattern Renewables LP Pier 1, Bay 3 San Francisco, CA 94111 Attention: Amy Smolen Phone: 415-283-4000 Fax: 415-362-7900
	To Purchaser:	Pier 1, Bay 3 San Francisco, CA 94111 Attention: General Counsel Phone: 415-283-4000 Fax: 415-362-7900

App. B - 4

APPENDIX B-1:

ADDITIONAL CLOSING DELIVERABLES OF SELLER

1.	Bring-down letter, dated the date of this Agreement, of environmental consultant Stantec with respect to (i) the Phase One Environmental Site Assessment dated January 31, 2013, as supplemented by the letter from the Environmental Consultant dated February 21, 2014, (ii) the Limited Phase II Environmental Site Assessment dated February 12, 2014, and (iii) the Phase I Environmental Site Assessment (relating to the substation land) dated June 26, 2013.

App. B-1 - 1

APPENDIX B-2:

ADDITIONAL CLOSING DELIVERABLES OF PURCHASER

None.

App. B-2 - 1

APPENDIX B-3:

ADDITIONAL CONDITIONS PRECEDENT TO

EACH PARTY’S OBLIGATIONS TO CLOSE

1.	Customary documents replacing the pledge in favor of the project finance lenders pursuant to the Credit Agreement, in form and substance reasonably satisfactory to Purchaser and Seller, shall have been executed and delivered by the respective parties to such documents.

App. B-3 - 1

APPENDIX B-4:

ADDITIONAL CONDITIONS PRECEDENT TO

PURCHASER’S OBLIGATIONS TO CLOSE

1.	Absence of material amendments or defaults under any Loan Document or Material Project Document (each as defined in the Credit Agreement in effect as of the date of this Agreement).

2.	Receipt of all necessary third party and governmental approvals (including, if an HSR filing is required, expiration of the waiting period under the HSR Act).

App. B-4 - 1

APPENDIX B-5:

ADDITIONAL CONDITIONS PRECEDENT TO

SELLER’S OBLIGATIONS TO CLOSE

None.

App. B-5 - 1

APPENDIX C: ACQUIRED INTERESTS; OWNERSHIP STRUCTURE;

AND WIND PROJECT INFORMATION

K2 TRANSACTION
I. Acquired Interests & Ownership Structure
Project Company:	K2 Wind Ontario Limited Partnership
Purchaser:	Pattern Canada Finance Company ULC
Acquired Interests:

33.33% limited partner interest in the Project Company that is currently held by Pattern K2 LP Holdings LP.

100% of the issued and outstanding shares of GP1 (which shall own (i) if the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has not occurred prior to the Closing, 25% or (ii) if the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has occurred prior to the Closing, one-third, in each case of clauses (i) and (ii) of the issued and outstanding shares of GP2, which in turn shall own a 0.01% general partner interest in the Project Company).

Subsidiary Transferor:	Pattern Renewable Holdings Canada ULC
Direct or Indirect Co-Owners of Project Company:

Immediately prior to the Closing:

1.      Pattern Renewable Holdings Canada ULC will hold all 100 shares in GP1;

2.      GP1 will hold (a) (i) if the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has not occurred prior to the Closing, 10,253.5 Class A Voting Shares, representing 25% of the issued and outstanding shares in the capital of GP2, or (ii) if the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has occurred prior to the Closing, 13,671 and  1⁄3 Class A Voting Shares, representing one-third of the issued and outstanding shares in the capital of GP2, and (b) a 0.02% economic interest in Pattern K2 LP Holdings LP;

3.      GP2 will hold a 0.01% general partnership interest in the Project Company; and

4.      Pattern K2 LP Holdings LP will hold a 33.33% interest in the Project Company.

At Closing:

1.      GP1 will transfer to Pattern Renewable Holdings Canada ULC, its sole shareholder, the general partnership interest in Pattern K2 LP Holdings

App. C - 1

         LP (representing a 0.02% economic interest in Pattern K2 LP Holdings LP). As a consequence of this transfer, which combines the general partner and limited partner interests of Pattern K2 LP Holdings LP into a single entity, Pattern K2 LP Holdings LP will be dissolved as a limited partnership under Ontario law, which shall result in the assets and liabilities formerly held by Pattern K2 LP Holdings LP being held by Pattern Renewable Holdings Canada ULC, such that Pattern Renewable Holdings Canada ULC shall thereby hold a 33.33% limited partnership interest in the Project Company.

2.      Pattern Renewable Holdings Canada ULC will then transfer to Purchaser the 33.33% limited partnership interest in the Project Company owned by it, as well all 100 of the issued and outstanding shares in the capital of GP1.

3.      Immediately following the transfer by Pattern Renewable Holdings Canada ULC to Purchaser of the 33.33% limited partnership interest in the Project Company and the 100 common shares in the capital of GP1, GP1 shall dissolve under applicable corporate law, upon which the Purchaser will directly own the 10,253.5 or 13,671 and  1⁄3, as applicable, Class A Voting Shares in the capital of GP2, representing 25% or one-third, as applicable, of the issued and outstanding shares in the capital of GP2, which, in turn, will directly own a 0.01% general partnership interest in the Project Company.

Consequently,immediately following the Closing, Purchaser will:

1.      directly hold (a) a 33.33% limited partnership interest in the Project Company and (b) (i) if the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has not occurred prior to the Closing, 25% or (ii) if the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has occurred prior to the Closing, one-third, in each case of clauses (i) and (ii) of the issued and outstanding shares of GP2; and

2.      indirectly hold (a) if the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has not occurred prior to the Closing, a 0.0025% general partnership interest or (b) if the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has occurred prior to the Closing, a 0.0033% general partnership interest, in each case of clauses (a) and (b) in the Project Company.

This new ownership structure will be as it appears below:

1.      If the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has not occurred prior to the Closing:

App. C - 2

2. If the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has occurred prior to the Closing:

App. C - 3

Affiliate(s) through which Seller Holds Interests in Project Company (the “Seller Affiliates”):	Pattern K2 GP Holdings Inc. Pattern K2 LP Holdings LP Pattern Renewable Holdings Canada ULC
II. Wind Project Information
Wind Project:	Expected nameplate capacity: 270 MW Location: Huron County, Ontario Turbine type and manufacturer: Siemens SWT 2.3-101 Number of turbines: 140
Commercial Operation Date (or Expected Commercial Operation Date) of Wind Project:	Expected May 30, 2015
Permits & Governmental Approvals:	Schedule 7.01(kk) (Material Permits) to the Credit Agreement is incorporated herein by reference.

App. C - 4

Legal description of Wind Project site (i.e., real property description):	Schedules 7.01(aa)(1) (Easements) and 7.01(aa)(2) (Leases) to the Credict Agreement are incorporated herein by reference.

App. C - 5

APPENDIX D: DOCUMENTS & KEY COUNTERPARTIES

K2 TRANSACTION
I. B. Material Project Agreements

Certain documents referenced in the Credit Agreement:	Each Material Project Document (as defined in the Credit Agreement)

Certain other documents:	Guarantee of Samsung Renewable Energy Inc., dated as of March 20, 2014, a Balance of Plant Contract Parent Guarantee
II. Reports, Other Deliverables and Consultants
Environmental Consultant:	Stantec

Environmental Reports:	(i) the Phase One Environmental Site Assessment dated January 31, 2013, as supplemented by the letter from the Environmental Consultant dated February 21, 2014, (ii) the Limited Phase II Environmental Site Assessment dated February 12, 2014, and (iii) the Phase I Environmental Site Assessment (relating to the substation land) dated June 26, 2013.

Independent Engineer:	GL Garrad Hassan

Independent Engineer’s Report:	Independent Engineer Closing Report dated March 20, 2014

Title Company:	Chicago Title Insurance Company

Title Policy:	Title Insurance Policy, dated March 20, 2014

Wind Consultant:	GL Garrad Hassan

Wind Energy and Resource Assessment Report:	Wind Consultant’s Report dated March 20, 2014

Insurance Consultant:	Moore McNeil LLC

Insurance Consultant’s Report:	Insurance Consultant’s Report dated March 20, 2014

Local Content Consultant:	Local Content Assurance Bureau

App. D - 1

Local Content Report:	Domestic Content Update #01 for K2 Wind Ontario Limited Partnership Covering the period up to April 30, 2014 dated May 20 2014

Transmission Consultant:	not applicable

Transmission Consultant’s Report:	not applicable

Cost Segregation Consultant:	not applicable

Cost Segregation Report:	not applicable

Accountant:	not applicable
III. Financing Arrangements
Construction Loan Agreement (please note that the Construction Loan Agreement and the Term Loan Agreement are both contained within the Credit Agreement)	CREDIT AGREEMENT between K2 WIND ONTARIO LIMITED PARTNERSHIP as Borrower and K2 WIND ONTARIO INC. as Guarantor and MIZUHO BANK LTD. as Administrative Agent and MIZUHO BANK, LTD., CANADA BRANCH as Collateral Agent and Account Bank and MIZUHO BANK, LTD., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AND UNION BANK, N.A. as Joint Book Runners and BANK OF MONTREAL, BANK OF TOKYO-MITSUBISHI UFJ (CANADA), BAYERISCHE LANDESBANK, NEWYORK BRANCH, CANADIAN IMPERIAL BANK OF COMMERCE, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, KEYBANK NATIONAL ASSOCIATION, THE MANUFACTURERS LIFE INSURANCE COMPANY, MIZUHO BANK, LTD., NATIONAL BANK OF CANADA, NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEWYORK BRANCH, THE ROYAL BANK OF SCOTLAND PLC, SIEMENS FINANCIAL LTD., SOCIÉTÉ GÉNÉRALE, SUMITOMO MITSUI BANKING CORPORATION OF CANADA and UNION BANK, CANADA BRANCH as Lenders, made as of March 20, 2014 (as amended in accordance with its terms, the “Credit Agreement”)

Other Financing Arrangements:

1.      The documents listed in clauses (a) through (l) of the definition of “Loan Documents” in the Credit Agreement, in each case without any amendments thereto.

2.      The documents listed in clauses (a) through (l) of Section 10.01 of the Credit Agreement.

3.      1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Bank of Montreal and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

4.      1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Bank of Tokyo-Mitsubishi UFJ, Ltd. and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

App. D - 2

5.      1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Bayerische Landesbank, New York Branch and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

6.      1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Credit Agricole and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

7.      1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Canadian Imperial Bank of Commerce and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

8.      1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between KeyBank National Association and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

9.      1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Mizuho Capital Markets Corporation and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

10.    1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Sumitomo Mitsui Banking Corporation, New York Branch and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

11.    1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between National Bank of Canada and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

12.    1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Norddeutsche Landesbank Girozentrale and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

13.    1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Société Générale and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

14.    1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Union Bank, N.A. and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

App. D - 3

15.    1992 ISDA Master Agreement (Multicurrency—Cross Border) and related Schedule between Royal Bank of Scotland PLC and the General Partner, in its capacity as general partner of the Borrower, dated as of March 20, 2014.

Term Loan Agreement: (please note that the Construction Loan Agreement and the Term Loan Agreement are both contained in the Credit Agreement)	CREDIT AGREEMENT between K2 WIND ONTARIO LIMITED PARTNERSHIP as Borrower and K2 WIND ONTARIO INC. as Guarantor and MIZUHO BANK LTD. as Administrative Agent and MIZUHO BANK, LTD., CANADA BRANCH as Collateral Agent and Account Bank and MIZUHO BANK, LTD., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AND UNION BANK, N.A. as Joint Book Runners and BANK OF MONTREAL, BANK OF TOKYO-MITSUBISHI UFJ (CANADA), BAYERISCHE LANDESBANK, NEWYORK BRANCH, CANADIAN IMPERIAL BANK OF COMMERCE, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, KEYBANK NATIONAL ASSOCIATION, THE MANUFACTURERS LIFE INSURANCE COMPANY, MIZUHO BANK, LTD., NATIONAL BANK OF CANADA, NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEWYORK BRANCH, THE ROYAL BANK OF SCOTLAND PLC, SIEMENS FINANCIAL LTD., SOCIÉTÉ GÉNÉRALE, SUMITOMO MITSUI BANKING CORPORATION OF CANADA and UNION BANK, CANADA BRANCH as Lenders, made as of March 20, 2014 (as amended in accordance with its terms, the “Credit Agreement”)

Amendments to any document in this Part III of Appendix D	None

IV. Equity and Co-Ownership Arrangements & Key Counterparties

Equity Capital Contribution Agreement (“ECCA”):	Not Applicable

Tax Equity Investors:	Not Applicable

Project Agreement:	Limited Partnership Agreement of K2 Wind Ontario Limited Partnership dated March 18, 2014 (as amended in accordance with its terms, the “Project Agreement”)

App. D - 4

Schedule 2.5

Seller Consents and Approvals

None.

Schedule 2.5 - 1

Schedule 2.12

Matters Relating to the Acquired Interests, the Project Company and the Wind Project

Each of (A) the representations and warranties of Borrower (as defined in the Credit Agreement) set forth in Section 8.01 of the Credit Agreement and (B) the definitions (as set forth in the Credit Agreement) of any defined terms used in Section 8.01 of the Credit Agreement is hereby incorporated into this Schedule 2.12; provided that if any such representation and warranty is by its terms qualified by reference to information (x) set forth on a Schedule to the Credit Agreement, (y) disclosed to the Lenders (as defined in the Credit Agreement) or (z) otherwise disclosed in writing to the Administrative Agent (as defined in the Credit Agreement), then such representation and warranty shall be so qualified by such information for purposes of this Schedule 2.12.

Schedule 2.12 - 1

Schedule 3.5

Purchaser Consents and Approvals

None.

Schedule 3.5 - 1

Schedule 4.1(a)

Seller’s Pre-Closing Covenants

None.

Schedule 4.1(a) - 1

Schedule 4.2(d)

Tax Allocation

If the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has not occurred prior to the Closing:

100 shares of GP2	0.0075%

33.33% limited partnership interest in the Project Company	99.9925%

If the transfer of shares pursuant to Section 9.5(a) of the Shareholder Agreement has occurred prior to the Closing:

100 shares of GP2	0.01%

33.33% limited partnership interest in the Project Company	99.99%

Schedule 4.2(d) - 1

Schedule 6.4(b)

Control of Defense of Third Party Claims

Not applicable.

Schedule 6.4(b) - 1